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                                                                    EXHIBIT 99.1

                           SIGHT RESOURCE CORPORATION

                                  PRESS RELEASE

CINCINNATI, OHIO, June 24, 2004 - SIGHT RESOURCE COMPANY (OTC: VISN), a provider of primary eye care products, services, and managed vision care programs, and its wholly owned subsidiaries, each filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code today in the United States Bankruptcy Court for the Southern District of Ohio, Western Division, at Cincinnati, Ohio. No trustee has been appointed, and SRC and its subsidiaries continue to manage their business as debtors in possession.

On June 23, 2004, SRC and its subsidiaries entered into an agreement with CadleRock Joint Venture, L.P. ("CadleRock"), pursuant to which CadleRock lent $275,000 to SRC and its subsidiaries. CadleRock is also a pre-filing secured creditor of SRC and its subsidiaries, and the $275,000 loan was made in anticipation of the Chapter 11 filing. That loan, like the other amounts owing by SRC and its subsidiaries to CadleRock, is secured by a security interest in substantially all assets of SRC and its subsidiaries. The $275,000 loan, together with interest thereon, is repayable in ten equal weekly installments beginning on July 6, 2004.

SRC also announced that today, prior to the Chapter 11 filing, substantially all of the assets of Kent Optical Company, a wholly owned subsidiary of SRC, were transferred to CadleRock. In consideration of the transfer, the secured debt owing to CadleRock by SRC and its subsidiaries (including Kent Optical) was reduced by $1,175,000. CadleRock immediately resold the assets to third party purchasers for that amount. Apart from the $275,000 loan, the remaining amount of the secured indebtedness (inclusive of interest and fees) owing to CadleRock is approximately $434,000. The scheduled maturity date of the $434,000 is June 30, 2004.

The transfer of the Kent Optical assets involved 20 retail optical stores in Michigan. Contemporaneously with the transfer of the assets to CadleRock, the retail leases relating to the 20 locations were assigned by Kent Optical to the purchasers of the assets from CadleRock.

Apart from Kent Optical, SRC operates or operated five retail optical chains. Those are Cambridge Eye Associates (Massachusetts and New Hampshire), Vision World (Rhode Island), E. B. Brown Opticians (Ohio and Pennsylvania), Eyeglass Emporium (Indiana) and Vision Plaza (Louisiana and Mississippi). SRC has requested Bankruptcy Court approval of the rejection of leases of 30 of the 32
E. B. Brown Opticians stores, all 15 Vision Plaza stores, the two remaining stores operated under the Kent Optical name, and one Eyeglass Emporium store. As of June 23, 2004, SRC discontinued operations in the stores previously operated in locations covered by the leases as to which approval to reject has been requested.



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SRC's continuing operations include 19 stores operating under the name Cambridge
Eye Associates, six stores operating under the name Vision World, six stores operating under the name Eyeglass Emporium, and one E. B. Brown Opticians store.

SRC also stated that it is the subject of an informal inquiry by the Securities and Exchange Commission. SRC is cooperating with the inquiry. Prior to receipt of notice of the inquiry, SRC had announced its inability to complete financial statements and file periodic reports with the SEC for the year ended December 28, 2002 and the first three quarters of fiscal 2003. SRC still has not filed periodic reports for those periods and also has not filed reports for the fiscal year ended December 27, 2003 and the quarter ended March 27, 2004.

SRC previously announced that it will be restating its previously published financial statements for the first three quarters of 2002, and that it may be restating results for the fiscal year end of 2001.

Under the direction of the Audit Committee of SRC's Board of Directors, an investigation is being conducted of, among other matters, SRC's inability to prepare financial statements and whether such inability, to the extent attributable to unsubstantiated accounting entries, is the result of system error, error in judgment, negligence, intentional action, or other cause. The investigation also covers a review of the Company's internal controls over financial reporting. As already reported, SRC's internal controls over financial reporting appear to have been inadequate and should be strengthened. The investigation has been interrupted by the filing of the Chapter 11 petitions (and SRC's inability to make payments owing to parties assisting in the investigation), but SRC presently intends to petition the Bankruptcy Court for authority to engage counsel and accountants to assist the Audit Committee in continuing the investigation.

                                    # # # # #

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release which are not historical fact are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) the potential adverse impact of the Chapter 11 petitions on SRC's operations, management and employees; (ii) the possibility that available capital resources prove inadequate to allow SRC to continue to operate; (iii) the risk factors or uncertainties listed from time to time in SRC's filings with the Securities and Exchange Commission or its filings with the U.S. Bankruptcy Court in connection with its Chapter 11 petitions, and (iv) matters arising out of the pending investigation by the Audit Committee of SRC's Board of Directors and the informal inquiry being conducted by the Securities and Exchange Commission. SRC does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.

Company Contact
Carene Kunkler
Sight Resource Corporation
513-527-9770

345411.1

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